Exhibit 99

FOR RELEASE February 5, 2010

BOTETOURT BANKSHARES, Inc.

19747 Main Street

Buchanan, Virginia 24066

For Further Information Contact:

Michelle A. Alexander, Chief Financial Officer

(540) 591-5013

BOTETOURT BANKSHARES, INC ANNOUNCES ANNUAL EARNINGS FOR 2009

BUCHANAN, VIRGINIA. February 5, 2010 — Buchanan-based Botetourt Bankshares, Inc. announced today its consolidated financial results for the quarter and year-to-date periods ending December 31, 2009. The Company experienced a net loss amounting to $97,976, or $0.08 per basic share in the fourth quarter. This amount compares to a net loss of $493,832 or $0.39 per share, for the same period last year.

Net income for the fiscal year 2009 amounted to $764,074. This amount compares to $1,202,770, for the same period of 2008, representing a decrease of $438,696 or 36.47%. Both basic and diluted earnings per share decreased $0.36 from $0.97 at December 31, 2008 to $0.61 at December 31, 2009.

At December 31, 2009 total assets amounted to $308,534,573, an increase of 4.80% above the prior year and total deposits increased by 5.78% to $279,839,835 over the prior year.

The company announced a quarterly shareholder dividend payment of $0.08 per share, payable on February 10, 2010.

H. Watts Steger, Chairman and Chief Executive Officer of Botetourt Bankshares, Inc., said “While 2009 was a profitable year for the Company, it remained a challenging year for both our bank and the industry. The lagging impacts from the Great Recession continued in the fourth quarter as we expensed $745,000 into the loan loss reserve. This allocation to the loan loss reserve was appropriate given trends in impaired loans and ailing sales in the commercial residential development market.”

Steger continued by noting “Bank of Botetourt remains well-capitalized according to regulatory standards. Our 111 year history has allowed us to weather this economic storm. Finally, we are committed to our shareholders by maintaining a dividend payment appropriate to 2010’s forecasted performance.”

Botetourt Bankshares, Inc. is the holding company for Bank of Botetourt, which was chartered in 1899. Bank of Botetourt operates ten full service offices in Botetourt, Rockbridge, Roanoke, and Franklin counties.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially including, without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Botetourt Bankshares, Inc.’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

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	(unaudited)	(audited)
	2009	2008
Assets

Cash and due from banks	$7,507,950	$8,621,683
Interest-bearing deposits with banks	2,044,636	200,951
Federal funds sold	7,272,000	—
Investment securities available for sale	16,090,402	16,618,498
Investment securities held to maturity (fair value approximates $99,800 in 2009 and $1,342,387 in 2008)	100,000	1,350,000
Restricted equity securities	581,000	550,900
Loans, net of allowance for loan losses of $3,947,025 in 2009 and $3,780,725 in 2008	259,998,540	252,940,323
Property and equipment, net	8,058,292	8,301,847
Accrued income	1,253,125	1,454,202
Foreclosed assets	1,322,340	1,363,016
Other assets	4,306,288	2,990,591

Total assets	$308,534,573	$294,392,011

Liabilities and Stockholders’ Equity

Liabilities
Noninterest-bearing deposits	$30,706,483	$33,815,283
Interest-bearing deposits	249,133,352	230,727,185

Total deposits	279,839,835	264,542,468

Federal funds purchased	—	1,113,000
Accrued interest payable	685,138	814,621
Other liabilities	1,403,272	2,330,158

Total liabilities	281,928,245	268,800,247

Commitments and contingencies	—	—

Stockholders’ equity
Common stock, $1.00 par value; 2,500,000 shares authorized; 1,246,062 and 1,245,300 shares issued and outstanding in 2009 and 2008, respectively	1,246,062	1,245,300
Additional paid-in capital	1,630,586	1,618,584
Retained earnings	24,208,695	24,067,271
Accumulated other comprehensive loss	(479,015)	(1,339,391)

Total stockholders’ equity	26,606,328	25,591,764

Total liabilities and stockholders’ equity	$308,534,573	$294,392,011

	(Unaudited)	(Audited)
	2009	2008
Interest income
Loans and fees on loans	$15,884,452	$16,831,325
Federal funds sold	6,078	45,843
Investment securities:

Taxable	405,001	476,111
Exempt from federal income tax	276,197	341,605
Dividend income	2,485	35,205
Deposits with banks	1,853	4,709

Total interest income	16,576,066	17,734,798

Interest expense
Deposits	6,637,009	7,578,883
Federal funds purchased	1,651	43,519

Total interest expense	6,638,660	7,622,402

Net interest income	9,937,406	10,112,396

Provision for loan losses	1,790,000	1,885,000

Net interest income after provision for loan losses	8,147,406	8,227,396

Noninterest income
Service charges on deposit accounts	1,161,136	1,002,280
Other service charges and fees	188,553	196,550
Mortgage origination fees	202,497	200,868
Commissions on title services	71,074	134,479
Net realized gains on sales of securities	8,505	5,905
Other income	352,161	288,180

Total noninterest income	1,983,926	1,828,262

Noninterest expense
Salaries and employee benefits	4,780,653	4,230,640
Occupancy	553,485	540,014
Equipment	645,207	755,948
Foreclosed assets, net	219,805	394,188
Advertising and public relations	171,933	206,986
Outside services	303,095	265,943
Other general and administrative	2,456,275	2,007,001

Total noninterest expense	9,130,453	8,400,720

Income before income taxes	1,000,879	1,654,938

Income tax expense	236,805	452,168

Net income	$764,074	$1,202,770

Basic earnings per share	$0.61	$0.97

Diluted earnings per share	$0.61	$0.97

Basic weighted average shares outstanding	1,245,409	1,244,662

Diluted weighted average shares outstanding	1,245,409	1,245,822